NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                            TOP SOURCE TECHNOLOGIES, INC.






To All Stockholders:

         The annual meeting of the stockholders of Top Source Technologies, Inc. (the "Company") will be held at 6:00 P.M. on Thursday, May 15th, 1997 at the DoubleTree Guest Suites, 28100 Franklin Road, Southfield, Michigan 48034 for the following purposes:


         1. To elect those members who are up for re-election to the board of directors of the Company to serve until the Company's next annual meeting.

         2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ended
                  September 30, 1997.

         3. For the transaction of other lawful business that may properly come before the meeting.


The Board of Directors has fixed the close of business on March 21, 1997 as the record date for a determination of stockholders entitled to notice of, and to vote at, this annual meeting or any adjournment thereof.


         Please vote, date, sign and mail the enclosed proxy card promptly in the enclosed return envelope.




                                      By Order of the Board  of Directors


Dated: March 31, 1997

                                      By: Christer Rosen, Secretary
PAGE>




                            TOP SOURCE TECHNOLOGIES, INC.

                                   PROXY STATEMENT

         The enclosed proxy is solicited by Stuart Landow, Christer Rosen and David Natan and on behalf of the Board of Directors of Top Source Technologies, Inc. (the "Company") for use at the annual meeting of stockholders to be held on May 15, 1997 (the "1997 Annual Meeting"). Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to vote, whether or not they choose to attend the meeting in person. Such solicitation is being made by mail, and the Company may also use its officers to solicit proxies from stockholders either in person or by telephone or letter without extra compensation. All expenses of this solicitation will be paid by the Company. Since proxies are being solicited by management and management serves at the will of the Board of Directors, management may have a conflict of interest in recommending how stockholders vote for the proposals.

         Only stockholders of record at the close of business on March 21, 1997 are entitled to notice of, and to vote at, the meeting. Each share of common stock outstanding on the record date is entitled to one vote on all proposals. As of the close of business on March 3,1997, there were 28,461,477 shares of common stock of the Company outstanding. Shares cannot be voted unless a signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. A proxy may be revoked at any time before it is voted at the meeting by taking one of the three following actions: (i) by giving a written notice of revocation to the principal office of the Company; (ii) by executing and delivering a proxy with a later date; or (iii) by voting in person at the meeting. If a stockholder wishes to give a proxy to someone other than management, he or she may cross out the names appearing on the enclosed proxy card, insert the name of some other person and sign and give the proxy card to that person for use at the meeting.

         A majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of the majority of the shares of stock present in person or by proxy and entitled to vote is required for ratification of the appointment of Arthur Andersen LLP. Proxies which abstain on one or more proposals and "broker non-votes" will be deemed present for quorum purposes for all proposals to be voted on at the meeting. Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not others. The missing votes are broker non-votes. Client directed abstentions are not broker non-votes. With regard to all proposals presented to the stockholders, abstentions will be counted as a vote against the proposal and broker non-votes will be treated as not entitled to vote and therefore will not be counted as either a vote for or against the proposals. Stockholders whose shares are in street name and do not return a proxy are not counted for any purpose and are neither an abstention nor a broker non-vote. Stockholders who sign, date and return a proxy but do not indicate how their shares are to be voted are giving management full authority to vote their shares as they deem best for the Company.

         This proxy statement and the accompanying proxy and notice of meeting are first being mailed to stockholders on or about March 31, 1997.

Voting Securities and Principal Holders
         The following table sets forth the number of shares of the Company's common stock beneficially owned as of February 21, 1997 by (i) owners of more than 5% of the Company's common stock, (ii) by each director and (iii) all directors and executive officers of the Company as a group.

--------------------- ---------------------------------------- ----------------------- ------------------------
                                                                      Amount and
                                                                     Nature of
Title of              Name and Address of                            Beneficial              Percent of
Class                 Beneficial Owner                               Ownership                   Class
--------------------- ---------------------------------------- ----------------------- ------------------------

Common Stock          STUART LANDOW(1)                                      1,054,300           3.6%
and Vested            450 Park Avenue, Suite 2100
Options               New York, New York  10022
--------------------- ---------------------------------------- ----------------------- ------------------------
Common Stock          CHRISTER ROSEN(2)                                       840,000           2.9%
and Vested            7108 Fairway Drive, Suite 200
Options               Palm Beach Gardens, FL  33418
--------------------- ---------------------------------------- ----------------------- ------------------------
Common Stock          DAVID NATAN(3)                                           60,225             *
and Vested            7108 Fairway Drive, Suite 200
Options               Palm Beach Gardens, FL  33418
--------------------- ---------------------------------------- ----------------------- ------------------------
Common Stock          RONALD P. BURD(4),(5)                                   180,500             *
and Vested            251 Linden Lane
Options               Merion Station, PA  19066
--------------------- ---------------------------------------- ----------------------- ------------------------
Common Stock          CLINTON D. LAUER(6)                                      38,000             *
and Vested            4053 Hidden Woods Drive
Options               Bloomfield Hills, MI  48301
--------------------- ---------------------------------------- ----------------------- ------------------------
Common Stock          PAUL F. MOORE(7)                                         36,000             *
and Vested            325 N. Cliften Rd.
Options               Bloomfield Hills, MI  48301
--------------------- ---------------------------------------- ----------------------- ------------------------
Common Stock          MANI A. SADEGHI(8)                                       55,000             *
and Vested            35 Manor Drive
Options               Morris Township, NJ  07960
--------------------- ---------------------------------------- ----------------------- ------------------------
Common Stock          GANZ CAPITAL MGMT., INC.(9)                           2,917,554           10.2%
and Vested            2875 N.E. 191st Street
Options               Penthouse I
                      N. Miami Beach, FL  33130
-------------------------------------------------------------- ----------------------- ------------------------
All directors and existing officers of the Company as a                     2,264,025           7.6%
group (7 persons)(1)(2)(3)(4)(5)(6)(7)(8)
*Less than 1% of class
-------------------------------------------------------------- ----------------------- ------------------------



(1) Includes 600,000 options all of which are vested options exercisable at approximately $2.0625 per share held by Mr. Landow.

(2) Includes 500,000 options all of which are vested options exercisable at approximately $.53 per share.

(3) Includes 46,875 vested options held by Mr. Natan exercisable at approximately $6.9375 per share and 10,000 vested options at approximately $7.75 per share, 2,350 shares held by Mr. Natan and 1,000 shares held by Mr. Natan's wife.

(4) Includes 25,000 vested options exercisable at approximately $3.38 per share, 50,000 vested options exercisable at approximately $1.78 per share and 20,000 vested options exercisable at approximately $6.25 held by Mr. Burd.

(5) Includes 82,000 shares held jointly by Mr. Burd and his wife and 3,500 shares gifted by Mr. Burd to the Devereux Foundation, of which Mr. Burd is President and Chief Executive Officer.

(6) Includes 30,000 vested options exercisable at approximately $8.75 per share and 8,000 shares held by Mr. Lauer.

(7) Includes 30,000 vested options exercisable at approximately $3.125 per share and 5,000 vested options at approximately $7.125 per share. and 1,000 shares held by Mr. Moore.

(8) Includes 30,000 vested options exercisable at approximately $3.125 per share and 5,000 vested options at $7.125 per share and 20,000 shares held by Mr. Sadeghi.

(9) Ganz Capital Management, Inc. ("Ganz Capital") is a registered investment advisor. On January 17, 1996, it filed a Schedule 13-G with the Securities and Exchange Commission disclosing beneficial ownership of 2,895,454 shares of common stock and 22,100 warrants. Of these warrants, 8,100 are exercisable at $4.00 per share and 14,000 are exercisable at $1.00 per share. This represents beneficial ownership of 40.1% and 68.3% of each class of warrants outstanding, respectively.



                             BOARD OF DIRECTORS

      The business of the Company is managed under the direction of the Board of Directors. It has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in the operating details on a day to day basis. The Board is kept advised of the Company's business through regular written communications and discussions with management.

Compensation of Directors
      The Company's outside directors each receive $2,500 per board meeting attended. They are also reimbursed for expenses incurred in attending such meetings.

      All non-employee directors automatically receive grants of 30,000 non-qualified options (i) upon election or appointment to the Board and (ii) after all options previously granted have vested if vesting occurs during the term of office of such director.
The options vest semi-annually over a three year period.

Board Meetings and Committees
      The Board of Directors of the Company held six meetings during the fiscal year ended September 30, 1996. No director attended fewer than 75 percent of the total number of meetings of the Board of Directors during this period. On many occasions throughout the year, the Board took action by unanimous consent in lieu of holding a meeting.

The Company has a Compensation Committee comprised of Messrs. Burd, Lauer, Moore, and Sadeghi; an Audit Committee comprised of Messrs. Burd, and Lauer; a Nominating Committee comprised of Messrs. Landow, Moore and Sadeghi, and an Executive Committee comprised of Stuart Landow and Paul Moore. The Stock Option Committee was merged into the Compensation Committee on June 7, 1996.

Proposal 1.  Election of Directors
      The Company has a classified Board of Directors which provides for three classes of directors each of which serves a three-year term. One class is elected each year. Three directors were elected at the 1996 Annual Meeting and those persons elected will hold office until their terms expire in 1999 and until their successors have been elected and qualified. An independent director, Mr. Arthur S. Kirsch, who had been a director of the Company since 1994 and whose term was scheduled to end in 1998, resigned on December 6, 1996. Therefore, in order to maintain a majority of independent non-employee directors, Mr. Christer Rosen, Mr. David Natan and Mr. Carlton Joyce, each of whom is an officer/employee of the Company, resigned as a director of the Company effective January 31, 1997. The Company's by-laws provide that the Board of Directors shall consist of no less than three and no more than nine members, with the actual number to be established by resolution of the Board of Directors. The current Board of Directors has by resolution established the number of directors at seven. There are two vacancies that may be filled by the Board of Directors as provided in the Company's by-laws, one for a term expiring in 1998 and one for a term expiring in 2000.


                                       Current and Fiscal 1996
                                          Board of Directors
---------------------------- -------- -------------------------   -------- ----------------- ---------------
Name                           Age          Position with
                                               Company                 Since             Term            Ending
---------------------------- -------- -------------------------   -------- ----------------- ---------------
Stuart Landow(1) (4)           50     President (Chief                 1990          Three Years          1997
                                      Executive Officer) and
                                      Chairman of the Board of
                                      Directors
---------------------------- -------- -------------------------    -------- ----------------- ---------------
Ronald P. Burd(2)(3)           50     Director                         1992          Three Years          1999
---------------------------- -------- -------------------------    -------- ----------------- ---------------
Paul F. Moore(1)(4)(3)         70     Director                         1993          Three Years          1999
---------------------------- -------- -------------------------    -------- ----------------- ---------------
Mani A. Sadeghi(1)(3)          33     Director                         1993          Three Years          1998
---------------------------- -------- -------------------------    -------- ----------------- ---------------
Clinton D. Lauer(2)(3)         70     Director                         1994          Three Years          1999
---------------------------- -------- -------------------------    -------- ----------------- ---------------




(1)   Member of the Nominating Committee
(2)   Member of the Audit Committee.
(3)   Member of the Compensation Committee.
(4)   Member of the Executive Committee.

The nominee for the re-election is set forth below. The proxy holders intend to vote all proxies received by them for the nominee for directors listed below unless instructed otherwise. In the event the nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominee listed below unless instructed otherwise. As of the date of this Proxy Statement, the Board of Directors is not aware that the nominee is unable or will decline to serve as a director.


Nominee for Election at the 1997 Annual Meeting:

------------------------ ---------------- ----------------------- --------- ---------------------- ------------------------
Name                           Age          Position With The      Since          New Term               Term Ending
                                                 Company
------------------------ ---------------- ----------------------- --------- ---------------------- ------------------------
Stuart Landow                  50                Director           1990         Three Years                2000
------------------------ ---------------- ----------------------- --------- ---------------------- ------------------------



Stuart Landow - Mr. Landow has been President, Chief Executive Officer and a member of the Board of Directors of the Company since July 27, 1990, and Chairman of the Board of Directors since October 2, 1991. As Chairman, President and Chief Executive Officer of the Company, Mr. Landow is responsible for the overall management of the business, with an emphasis on business strategy and long term planning. Mr. Landow introduced the oil analysis concept to the Company and devotes a significant amount of time to project management of On-Site Analysis, Inc., whose name changed to Top Source Instruments, Inc. ("TSI"), and to the development and marketing of On-Site Analyzers. In addition, Mr. Landow introduced the licensing through MIT of the ARCS technology and of the EFECS Technology, which was subsequently sold by the Company in 1995. Presently, Mr. Landow's primary efforts are being concentrated on the development of contractual relationships for the marketing of the Company's present products and technologies with industrial partners, and on communications with analysts, brokers and others. Additionally, Mr. Landow concentrates on utilizing his contacts with the automobile industry and others for the purpose of learning about and obtaining new technologies for the Company.

In December 1996, the Board of Directors determined that it would best serve stockholder interests to augment top management by retaining the services of an additional executive as Chief Executive Officer, or in some other capacity, to work with Mr. Landow in executing the Company's business plan. The Company's search for such a new executive is continuing. For a discussion of certain payments and other benefits to which Mr. Landow may be entitled if his responsibilities and duties are materially diminished if and when such a new executive is retained, see the section of this Proxy Statement entitled "Executive Compensation Agreements."

Ronald P. Burd - Mr. Burd has been a director of the Company since March 1992. From 1984 through the present, Mr. Burd has been President and Chief Executive Officer of the Devereux Foundation. Devereux, founded in 1912, is a nationwide, private, not-for-profit organization that treats individuals of all ages who have a wide range of emotional disorders and/or developmental disabilities. Headquartered in Devon, Pennsylvania, Devereux operates residential, day and community-based treatment programs located in 13 states and the District of Columbia.

Clinton D. Lauer - Mr. Lauer was appointed a director of the Company in March 1994. From January 1992 to present, Mr. Lauer has been President of Lauer and Associates, a consulting firm working with automotive supplier companies. From 1987 to January 1992, Mr. Lauer held the position of Vice President, Purchasing and Supply with Ford Motor Company. In January 1992 he retired from the Ford Motor Company after 36 years with that company.


Paul F. Moore - Mr. Moore was appointed a director of the Company in September 1993. Currently, Mr. Moore is President and CEO of P.F. Moore & Associates, a consulting engineering company. From 1991 to 1994, Mr. Moore was President of Advanced Vehicle Concepts, a Michigan based company which builds prototype vehicles. From 1986 through 1991, Mr. Moore was chief executive officer of American Professional Services which was later acquired by First Technology PLC of Great Britain. Mr. Moore spent 25 years as a senior executive with Chrysler Corporation and retired from Chrysler in 1981.

Mani A. Sadeghi - Mr. Sadeghi was appointed a director of the Company in September 1993. Mr. Sadeghi is currently group president for specialty financial service businesses at AT&T Capital Corporation. From October 1994 to October 1996, Mr. Sadeghi was Vice President of Corporate Development for AT&T Capital Corporation. From 1992 to October 1994, Mr. Sadeghi had been Director of Strategic Planning and Business Development at G.E. Capital Corp. From 1988 to 1992, Mr. Sadeghi was a management consultant with Bain & Company located in San Francisco where he provided strategic consulting services to his clients. Mr. Sadeghi is the brother-in-law of Mr. Charles Ganz, the President of Ganz Capital which is the beneficial owner of approximately 10.2% of the Company's common stock.


Non-Director Executive Officers
David Natan - Mr. Natan joined the Company in June of 1995 and brings nearly 20 years of management and analytical experience to his responsibilities as Vice President and Chief Financial Officer of the Company. Prior to joining the Company, from November 1992 through June 1995, Mr. Natan was Chief Financial Officer of MBf USA, Inc., which is a NASDAQ listed subsidiary of MBf Holdings Berhad, a four-billion-dollar multi-national conglomerate. From August 1987 through October 1992, Mr. Natan was Treasurer and Controller for Jewelmasters, Inc., an American Stock Exchange listed company. In January 1996, Mr. Natan became a Director of IMX Corporation ("IMX") in Boca Raton, Florida. IMX is a NASDAQ listed distributor of pharmaceutical products.



Richard J. Ragan - Mr. Ragan was appointed Chief Executive Officer of Top Source Instruments, Inc. ("TSI") in October, 1996, which consists of the Company's On-Site Analyzer (OSA) product line. Mr. Ragan is responsible for the day to day leadership of the TSI staff, setting the direction of the company, providing the vision for the future and overall profitability of the group. Prior to joining the TSI group, Mr. Ragan was President and Chief Executive Officer of AVL North America, Inc. from 1992 to 1996. From 1986 to 1992, Mr. Ragan was the Marketing Manager for Sverdrup Technology, Inc., a subsidiary of the Sverdrup Corporation responsible for business development and customer advocacy primarily in the automotive markets.

Christer Rosen - Mr. Rosen has been Executive Vice President and Secretary of the Company since 1987. From 1995 to September 1996, Mr. Rosen was President of Top Source Automotive, Inc. ("TSA") and in September 1996 was appointed officer in charge of both the TSI and TSA subsidiaries. Mr. Rosen was responsible for bringing the Overhead Sound System to the Company. Mr. Rosen is the only original member of the management team which founded the Company.

Dennis K. Littleworth - Mr. Littleworth was appointed Vice President and General Manager of Top Source Automotive, Inc. ("TSA"), in April 1996, and was promoted to President in October 1996. Mr. Littleworth is responsible for directing the overall operations of TSA. Prior to joining the Company in 1996, Mr. Littleworth was employed by United Technologies Corporation for twenty-one years in a variety of managerial positions. From October 1994 through February 1996, Mr. Littleworth was Director of Manufacturing Interiors for United Technologies Automotive, Inc. (UTA). From December 1989 through September 1994, Mr. Littleworth was General Manager of UTA's Engineered Elastomer Products unit.

Executive Officer Compensation

The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company whose combined salary and bonus for the fiscal year ended September 30, 1996 exceeded $100,000 (collectively, the "Named Executive Officers") for the years indicated.


---------------------------------------------------------------------------------------------------------------------------------


                                                                   SUMMARY COMPENSATION TABLE


                                                                                                           Long Term Compensation
          Annual Compensation
                                                                               Awards                      Payouts
(a)                   (b)         (c)              (d)            (e)           (f)           (g)             (h)           (i)
=================== ----------- --------------- ------------- -------------  -------------   ------------ ------------- ---------
                                                                                             Securities
                                                               Other Annual                  Underlying                 All Other
Name and Principal                                             Compensation    Restricted    Option/SARS    LTIP      Compensation
Position               Year      Salary($)       Bonus($)      ($)(1)          Stock         (#)                         ($)(2)
                                                                               Award(s)($)                Payouts($)
=================== ---------  --------------    ------------  ---------     -------------    ----------- ----------  -----------

Stuart Landow
President              1996        $211,200      $238,535(6)     $14,300      $525,000(3)      0           $  0         $33,002
(Chief Executive       1995        $202,794      $189,688(5)     $ 7,200      $      0         0           $  0         $14,213
Officer)               1994        $218,000      $151,378(4)     $ 7,550      $      0         0           $  0         $21,105

=================== ----------- --------------- -------------  -----------   --------------   ---------    ---------   ---------

Christer Rosen         1996        $200,560      $  25,000      $19,592         $      0(7)     0          $ 0          $ 7,837
Executive Vice         1995        $180,940      $  25,000      $14,064         $      0        0          $ 0          $ 4,419
President              1994        $177,733      $       0      $11,538         $231,250(8)     0          $ 0          $ 3,039


-----------------  ----------- --------------- -------------- ------------   --------------   ---------    ---------    --------
David Natan            1996        $125,000      $ 25,000       $10,914         $      0       10,000      $ 0          $ 5,448
Vice President of      1995         N/A              N/A            N/A              N/A         N/A         N/A            N/A
Finance and Treas.     1994         N/A              N/A            N/A              N/A         N/A         N/A            N/A
(Chief Financial
Officer)
-----------------  ----------- --------------- -------------- -------------  ---------------  ----------   ----------   --------


Carlton S. Joyce        1996      $216,612       $       0       $11,649        $      0          0        $ 0          $ 4,000
Director - Product      1995      $200,000       $       0       $ 9,811        $      0          0        $ 0          $     0
Technology              1994      $207,692       $       0       $   385        $      0          0        $ 0          $ 4,667

-----------------   ---------- ------------- ---------------- -------------  ---------------  ---------   ----------   -------
 Steven Ludmerer(9)     1996      $103,266       $       0       $ 8,500        $      0      100,000      $ 0          $   617
 President              1995          N/A            N/A             N/A             N/A         N/A        N/A             N/A
 Petrochemical Group    1994          N/A            N/A             N/A             N/A         N/A        N/A             N/A

 ----------------   ----------- ------------- --------------- -------------  ---------------   ---------   ----------


==============================================================================


 (1) Amounts consist principally of automobile allowances paid by the Company. In the case of Mr. Rosen, the amounts for 1996, 1995 and 1994 also include $8,792, $4,407 and $4,338 in club membership dues paid by the Company, respectively.

 (2) These amounts, as follows, represent group term life insurance premiums paid by the Company, the Company's match of the Retirement Salary Saving Plan - 401(k) and reimbursement of out-of-pocket medical, dental, etc. expenses not covered by the Company's insurance:

           (a) The 1996 group term life insurance premiums was as follows:
               Mr. Landow $7,239, Mr. Rosen $5,066, and Mr.  Joyce $4,000.
           (b) The 1996 employer match of the Retirement Salary Savings Plan - 401(K) was as follows: Mr. Landow $2,840, Mr. Rosen $1,556 and Mr. Natan $1,782.
           (c) The 1996 reimbursement of out-of pocket medical, dental, etc. not covered by the Company's insurance was as follows:
               Mr.  Landow $22,923, Mr. Rosen $1,215 and Mr. Natan $3,666.

(3) At September 30, 1996, Mr. Landow owned 620,300 shares of restricted stock. The value of the restricted stock was $2,907,656, based on $4.6875, the closing stock price of the Company's common stock on the American Stock Exchange at September 30, 1996. Although the Company does not anticipate declaring a dividend, if one is declared, dividends will be paid on restricted stock. Also in prior years, Mr. Landow had deferred vesting of 100,000 shares that were granted to him in 1990. In July 1996, Mr. Landow agreed to the full vesting of the 100,000 shares, which was valued at $525,000 based on $5.25, the closing stock price of the Company's common stock on the American Stock Exchange at July 17, 1996.

(4) In fiscal 1994, Mr. Landow was paid $151,378 in incentive compensation equaling 1% of net sales.

(5) In fiscal 1995 , Mr. Landow was awarded, an incentive compensation payment of 1% of net sales. This amount totaled $189,688 of which $163,037 had been paid at fiscal year-end and $26,651 was accrued.

(6) In fiscal 1996, Mr. Landow was paid $238,535 in incentive compensation payments which are based on a % of net sales as defined in his employment agreement, included in these payments is $27,568 which is directly related to the sale of the United Testing Group, Inc. assets .

(7) At September 30, 1996, Mr. Rosen had an aggregate of 340,000 shares of restricted stock. The value of the restricted stock was $1,593,750 based on $4.6875, the closing stock price of the Company's common stock on the American Stock Exchange at September 30, 1996. Although the Company does not anticipate declaring a dividend, if one is declared, dividends will be paid on restricted stock.


(8) The aggregate value of these shares of restricted stock was based on the closing sales price of the Company's common stock on the date of vesting (50,000 shares at $4.625). The 50,000 shares vested on January 1, 1994.


(9) Mr. Ludmerer resigned in December 1996, therefore, all unexercisable stock options were forfeited.


==================================================================================================================================
                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
==================================================================================================================================
                               SEPTEMBER 30, 1996


                                                                                  Potential Realizable Value at Assumed
                                                                                  Annual Rates of Stock Price Appreciation
                     Individual Grants                                            for Option Term(1)

     (a)                  (b)           (c)             (d)              (e)                  (f)                   (g)
--------------- ----------------- ---------------- -----------      --------------- --------------------- ---------------------

                    Number of      % of Total
                    Securities     Options/SARs
                    Underlying     Granted to        Exercise
                    Options/SARs   Employees in    or Base Price
   Name             Granted (#)    Fiscal Year      ($/Sh) are      Expiration Date               5% ($)             10% ($)
----------------   --------------- -------------   ------------     ---------------- --------------------- ---------------------

Stuart Landow            0            N/A              N/A                   N/A                  N/A                   N/A

Christer Rosen           0            N/A              N/A                   N/A                  N/A                   N/A

David Natan             10,000        1.94            $7.75              12/13/2005           $ 48,739(2)           $123,515(3)

Carlton S. Joyce         0             N/A              N/A                   N/A                  N/A                   N/A

Steven Ludmerer        100,000        19.4            $6.4375           1/31/2006(6)          $404,851(4)          $1,025,972(5)
----------------   ---------------  -------------   -------------     ---------------- --------------------- ---------------------

(1) The values shown are based on indicated assumed annual rates of appreciation compounded annually through the applicable expiration date. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall market conditions. There can be no assurance that the values shown on this table will be achieved.
(2)       Represents an assumed market price per share of common stock of $12.62.
(3)       Represents an assumed market price per share of common stock of $20.10.
(4)       Represents an assumed market price per share of common stock of $10.49.
(5)       Represents an assumed market price per share of common stock of $16.70.
(6) Mr. Ludmerer resigned in December 1996 and the 100,000 options which were granted to him had not vested. Therefore, these options have expired.


The following table sets forth certain information with respect to the exercise of options to purchase common stock and SARs during the fiscal year ended September 30, 1996, and the unexercised options held and the value thereof at that date, by each of the Named Executive Officers.


                                                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                            AND FISCAL YEAR-END(1) OPTION/SAR VALUES
   (a)                    (b)                  (c)                        (d)                                   (e)

-----------------     ---------------    ---------------    ---------------------------------    ---------------------------------
                                                              Number of Securities Underlying    Value of Unexercised In-the-Money
                                                                Unexercised Options/SARs at                  Options/SARS
                                                                    Fiscal Year End (#)             at Fiscal Year End ($)(2)(4)
-----------------     ---------------    ---------------    ---------------------------------    ----------------------------------
                      Shares Acquired
                        on Exercise      Value Realized
Name                      (#)(1)             ($)              Exercisable    Unexercisable        Exercisable    Unexercisable
-----------------     ---------------    ---------------     ------------   --------------       ------------    -------------
Stuart Landow            300,000           $1,653,500(3)        600,000           0               $1,575,000          $ 0

Christer Rosen               0                   N/A            500,000           0               $2,078,750          $ 0

David Natan                  0                   N/A             36,250        67,500                 $0              $ 0

Carlton S. Joyce             0                   N/A            100,000        70,000             $  318,750          $157,535

Steven Ludmerer              0                   N/A                  0       100,000               $ 0               $ 0

-----------------      --------------    ---------------     ------------    --------------      -------------    -------------

(1)       All options were granted at 100% of fair market value.
(2) Based on the difference between the closing market price of the Company's stock on the American Stock Exchange at September 30, 1996 of $4.6875 and the option exercise price.
(3) Includes 100,000 shares exercised at fair market value of $7.00; 100,000 shares exercised at fair market value of $4.625; and 100,000 shares exercised at fair market value of $6.50 all with exercise prices of $.53.
(4) The closing market price of the Company's common stock on March 3, 1997 was $2.375. The following values of unexercised In-The Money Options/SARS changed to the following amounts:

                                                Exercisable
                       Stuart Landow              $  87,500
                       Christer Rosen              $922,500
                       Carlton Joyce              $  87,500

----------------------------------------------------------------------------
Executive Compensation Agreements

Effective August 18th, 1993, the Company entered into a five-year employment agreement with its president and chief executive officer, Mr. Stuart Landow. The agreement provides for a base annual salary of $200,000 per year with an annual cost of living increase. The Company's Compensation Committee reviews the base salary annually during the term and may increase, but not decrease, the base salary. Currently, Mr. Landow receives a salary of $211,200. Additionally, Mr. Landow receives incentive compensation payments based upon both the revenue at the rate of 1% of revenue, descending downward if quarterly revenue exceeds $6.25 million, and profitability (at the rate of 50% of the incentive amount based on revenue if net operating income is 8% of net sales, up to a rate of twice the incentive amount based on revenue if net operating income is 20% or greater) of the Company during the term, payable after the end of each of the Company's fiscal quarters according to specific formulas contained in the agreement. Mr. Landow was not eligible to receive a profitability incentive payment for fiscal year 1996 since the Company had a net operating loss. However, Mr. Landow did receive incentive compensation payments based on revenue. Mr. Landow also receives an automobile allowance of $600 per month and an automobile maintenance allowance of $400 per month. In August 1993, the Company granted Mr. Landow non-qualified options to purchase 600,000 shares of common stock exercisable at $2.0625 per share under the 1993 Plan. The 600,000 options were fully vested as of September 30, 1996. In the event Mr. Landow is terminated without cause or if he resigns for "good reason" as defined in the agreement (which includes a material diminution of his duties or responsibilities), the Company agreed to pay Mr. Landow 36 consecutive monthly payments equal to his base and incentive compensation. He will also continue to receive medical, life and disability insurance coverage during the 36 month term.

Mr. Christer Rosen, Executive Vice President and Secretary, currently receives an annual salary of $200,560 per year pursuant to an oral agreement. Mr. Rosen also receives an automobile allowance of $600 per month and an automobile maintenance allowance of $400 per month. Additionally, Mr. Rosen participates in a profit sharing incentive program whereby he is eligible to receive an incentive payment of half of his base salary if the Company's net operating income, as a percentage of net sales, exceeds 8%. According to the formula utilized the incentive payment may be as high as twice the base salary if the percentage is 20% or greater. Mr. Rosen was not eligible to receive a profitability incentive payment for fiscal year 1996 since the Company had a net operating loss. Mr. Rosen received a performance-based bonus payment of $25,000 in December 1996.

Mr. David Natan, Vice President and Chief Financial Officer, receives an annual salary of $125,000 pursuant to an employment agreement and a car allowance of $600 per month and an automobile maintenance allowance of $400 per month. Mr. Natan received a performance bonus of $25,000 in December 1996. In 1995, Mr. Natan was granted 10,000 option shares exercisable at $7.75 per share under the Company's 1993 Stock Option Plan.


Mr. Carlton S. Joyce entered into a four year employment agreement on July 17, 1993 and was appointed Chairman of UTG (the Company's subsidiary). Mr. Joyce is currently the Director of Technology for TSI. Under his employment agreement, as amended, Mr. Joyce receives a base salary of $200,000 per year adjustable each year for increases in the cost of living. Mr. Joyce's current salary is $218,154. Mr. Joyce also receives an automobile allowance of $600 per month and an automobile maintenance allowance of $400 per month. Mr. Joyce is eligible to receive an override equivalent to 3% of pre-tax income of TSI, net of any cumulative losses and direct corporate overhead expenses. Due to the losses incurred by TSI, Inc., no amounts have been paid as an override since the inception of the agreement.


Mr. Richard J. Ragan entered into an employment agreement on October 1, 1996 and was appointed CEO of TSI. Mr. Ragan receives an annual salary of $200,000 pursuant to an employment agreement and a car allowance of $600 per month and an automobile maintenance allowance of $400 per month. Mr. Ragan received a grant of 25,000 stock options which vest in six month increments beginning June 30, 1997. In addition, Mr. Ragan is eligible to receive additional stock options and an incentive bonus if certain targets and objectives are met as defined in his contract.

Mr. Dennis K. Littleworth entered into an employment agreement on April 12, 1996 and was appointed Vice President and General Manager of TSA. In October 1996 he was appointed President of TSA. Mr. Littleworth currently receives an annual salary of $140,000 pursuant to an employment agreement and a car allowance of $600 per month and an automobile maintenance allowance of $400 per month. Mr. Littleworth received 70,000 stock options vesting in six month increments over a three-year period beginning December 31, 1996. Also, Mr. Littleworth will be eligible to receive certain program incentives if certain target and profit goals are met as defined in his contract.


 Additionally, effective in October 1993, the Company began providing each of Messrs. Landow and Rosen with a $950,000 term life insurance policy.


Retirement Salary Savings Plan

 In October 1993, the Company established a 401(k) Retirement Salary Savings Plan (the "Plan"). All current employees, including executive officers, were eligible to participate as of October 1, 1993. Any individuals employed thereafter must complete three months of service to meet the eligibility requirements. Employees may voluntarily contribute from 1% to 15% of their pay each plan year although certain requirements may limit the contribution levels of highly compensated employees. During fiscal 1996 the Company contributed matching dollars equal to 25% of every dollar invested in the Plan on the first 6% of salary savings. The cost the Company incurred for matching employee contributions and administrative costs during fiscal 1996 was approximately $55,521. The Plan provides that the Company's matching contribution may change from year to year and that the Company may declare additional matching dollars at year-end. Any forfeited non-vested amounts contributed are used to reduce required Company matching contributions. All participants employed with the Company who enrolled on or before October 1, 1993 were immediately 100% vested for all future employer matching contributions. All employees hired after October 1, 1993 vest ratably over a five-year term.

Repricing of Options

In fiscal year ended September 30, 1996, the Company did not adjust or amend the exercise price of stock options previously granted to any of the Named Executive Officers.


Report on Executive Compensation by the Compensation  Committee

 One of the principal goals of the compensation policy of the Company is to align executive compensation in a way that will encourage enhanced stockholder value, while concurrently allowing the Company to attract, retain and satisfactorily reward all employees who contribute to the Company's long-term growth and success.
The guiding principles of the compensation program are shown below:

 o The compensation program should encourage and balance the attainment of short term operational goals and long term strategic initiatives.

 o The compensation program should provide total compensation that will allow the Company to attract, retain and motivate high caliber employees.

 o        The   compensation   program  should   encourage  stock  ownership  by
          executives, and other employees, in order to ensure actions on their part which will enhance both operating results and stockholder value.

The compensation program for Company executives includes an annual base salary, appropriate fringe benefits, the potential for an annual cash bonus incentive, and long term stock option incentives. The annual incentive awards are based on actual Company results for the year, compared with objectives which are established at the beginning of the year.

 An employment agreement (the "Agreement") was entered into between the Company and Mr. Stuart Landow on August 18, 1993, which was described in detail in the Compensation Committee Report of the Proxy Statement for the year ended September 30, 1993. The Compensation Committee is authorized to review Mr. Landow's base salary each year pursuant to the Agreement. In addition, he received $238,535 in incentive compensation payments based upon gross revenue in accordance with the terms of the Agreement, included in these payments is $27,568 which is directly related to the sale of the United Testing Group assets.

 The Compensation Committee believes that Mr. Landow has been reasonably compensated for his performance as Chief Executive Officer. The compensation arrangements with Mr. Landow meet the compensation objectives discussed earlier in this report.

 In reviewing the performance of the Company and Mr. Landow during the 1996 fiscal year, the Compensation Committee determined that:

  1. The annual revenue increased to $16.1 million, compared to $13.9 million in fiscal 1996.

  2. Overhead Sound Systems continue to have record sales with a 15.9% increase in product sales for fiscal 1996.

  3. The sale of United Testing Group assets had a beneficial impact on the Company's liquidity and enabled the Company to focus more resources on OSA development.

 Mr. Rosen is eligible to receive an incentive payment of half of his base salary if the Company's net operating income as a percentage of net sales exceeds eight percent. This incentive payment could be as high as twice the base salary if this percentage is 20 percent or greater. Mr. Rosen was not eligible for an incentive payment for fiscal 1996, but did receive a performance-based bonus of $25,000.

During fiscal 1996, Mr. Natan's employment agreement provides an annual salary of $125,000. Mr. Natan was granted 10,000 options exercisable at $7.75 per share under the Company's 1993 Stock Option Plan. In mid December 1996, Mr. Natan received a performance-based bonus of $25,000.

 This report is submitted by the Compensation Committee.


Compensation Committee

Ronald P. Burd                                       Paul F. Moore
Clinton D. Lauer                                     Mani A. Sadeghi


Performance Graph

The following Performance Graph assumes that $100 was invested in the Company, the AMEX Market Index and the Peer Group Index on October 1, 1991. Information on prices at which the Company's stock traded prior to that date are not readily available. The Performance Graph further assumes all dividends were reinvested. However, the Company has never paid any dividends.



                      COMPARISON OF CUMULATIVE TOTAL RETURN
                     OF COMPANY, PEER GROUP AND BROAD MARKET




         COMPANY                   1991                1992               1993           1994             1995            1996
         -------                   ----                -----              ----           ----             -----           ----

Top Source Technologies             100              106.12             212.24          457.13            575.49          306.11

Peer Group                          100              137.52             225.16          203.61            256.45          316.13

Broad Market                        100              104.36             122.51          124.86            150.45          156.58



The Peer Group chosen was:
         Customer Selected Stock List


The Broad Market Index chosen was:
         American Stock Exchange


The Peer Group is made up of the following securities:

         Gentex Corp.
         Johnson Controls, Inc.
         Magna Internat Inc.






Source:           Media General Financial Services
                  P. O. Box 85333
                  Richmond, VA  23293
                  Phone: 1-800-446-7922
                  Fax:   1-804-649-6097

Proposal 2.  Appointment of Auditors

         Arthur Andersen LLP ("Arthur Andersen"), independent public accountants, currently acts as the independent auditors of the Company. Unless directed to vote no, proxies being solicited will be voted in favor of the election of Arthur Andersen as independent auditors for the Company's fiscal year ended September 30, 1997. Arthur Andersen acted as auditors for the Company for the fiscal year ended September 30, 1996. A representative of Arthur Andersen will be present at the meeting, be available to respond to appropriate questions, and have the opportunity to make statements should they desire to do so.

         Ratification of the appointment of Arthur Andersen as the Company's independent accountants for fiscal 1997 will require the affirmative vote of at least a majority of the shares of the Company's common stock represented in person or by proxy at the annual meeting and entitled to vote. Proxies solicited by management will be voted for the proposal unless instructed otherwise.

Proposal 3.  Other Matters
Proposals The Board has no knowledge of any other matters which may come before the meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment thereof, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

         If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are unable to attend the meeting, at your request, the Company will cancel the proxy.

Stockholders' Proposals

         Any stockholder of the Company who wishes to present a proposal to be considered at the 1998 Annual Meeting of the stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such meeting must deliver such proposal in writing to the Company no later than September 25, 1997. In addition, the Company's by-laws preclude a stockholder from otherwise introducing business unless less than 75 days notice is given to the Company of the meeting (or prior public disclosure of the date of the meeting) (collectively the "Notice Date") in which event notice must be given to the Company within 15 days of such Notice Date.

         The Company will furnish, without charge to any stockholder submitting a written request a copy of the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission including financial statements and schedules thereto. Such written request should be directed to Christer Rosen, Secretary of the Company, at the address of the Company stated herein.


                     By the Order of the Board of Directors

                                          /s/Christer Rosen
                                         -------------------
                                          Christer Rosen
                                          Secretary

                                    APPENDIX



1. Election of Director   __  FOR  nominee    __ WITHHOLD AUTHORITY to vote
   (see reverse side)         listed below            for  nominee listed below

                                                  *EXCEPTIONS __

Nominee:  Stuart Landow
(INSTRUCTIONS: To withhold authority to vote for the individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions __________________________________________________________________

2. I hereby ratify the appointment          3.I hereby authorize the transaction
   of Arthur Andersen LLP as independent      of any other lawful business that
   auditors for the fiscal year ended         may come before the annual
   September 30, 1997.                        Meeting of stockholders.

FOR __   AGAINST__   ABSTAIN __              FOR __   AGAINST __ ABSTAIN __

                                             Change of Address or
                                             Comments Mark Here __

                                            The  form  must  be  signed  by  the
                                            person  in whose  name the  relevant
                                            Receipt is  registered  on the books
                                            of the Depository.  In the case of a
                                            Corporation   the  Form   should  be
                                            executed   by  a   duly   authorized
                                            Officer or Attorney.

                                            Dated: ___________________, 199 ___

                                            ----------------------------------
                                               Signature of Stockholder

                                   ------------------------------------
                                   Typed or Printed Name of Stockholder

                                    -----------------------
                                    Number of Shares Owned

Shares cannot be voted unless this proxy is
signed and returned, or specific arrangements          Votes MUST be indicated
are made to have the shares represented at the         (x) in Black or Blue Ink.
Meeting.

                          TOP SOURCE TECHNOLOGIES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF TOP SOURCE TECHNOLOGIES, INC.
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 1997.

         The undersigned hereby appoints Stuart Landow, Christer Rosen and David Natan as my proxy with power of substitution for and in the name of the undersigned to vote all shares of common stock of Top Source Technologies, Inc. (the "Company") which the undersigned would be entitled to vote at the annual meeting of stockholders of the Company to be held at the Doubletree Guest Suites, 28100 Franklin Road, Southfield, Michigan 48034 on May 15, 1997 at 6:00 P.M., and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

         Each share of common stock outstanding on the record date is entitled to one vote on all proposals.

     If no direction is indicated, this Proxy will be voted as recommended by the board of directors for the director, Stuart Landow, and for all other proposals. If no direction is indicated, this Proxy will be voted as recommended by the board of directors for all proposals.

                                           (Continued and to be dated and signed
                                            on the reverse side.)

                                            TOP SOURCE TECHNOLOGIES, INC.
                                            P.O. BOX 11080
                                            NEW YORK, N.Y.  10203-0080